Exhibit 12.2
                  TREESOURCE INDUSTRIES, INC. AND SUBSIDIARIES
                  COMPUTATION OF REGISTRANT'S NET INCOME (LOSS)
                             TO AVERAGE TOTAL ASSETS
                          (In Thousands, Except Ratios)
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

                                                                      YEAR ENDED APRIL 30,
                                               -------------------------------------------------------------------

                                                 2000          1999           1998          1997          1996
                                               ----------    ----------    -----------    ----------    ----------

      NET INCOME (LOSS)                      $     1,012   $  (10,246)   $   (12,150)   $     8,970   $   (6,044)

                                               ==========    ==========    ===========    ==========    ==========

      AVERAGE TOTAL ASSETS
        Beginning of period                  $   54,987    $   65,311    $    86,486    $    77,396   $   88,944
        End of period                            57,363        54,987         65,311         86,486       77,396

           Average                           $   56,175    $   60,149    $    75,899    $    81,941   $   83,170
                                               ==========    ==========    ===========    ==========    ==========

      RATIO OF NET INCOME (LOSS)                     1.8 %      (17.0) %       (16.0) %        10.9 %       (7.3) %
        TO AVERAGE TOTAL ASSETS

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